SCULPTOR CAPITAL MANAGEMENT REPORTS SECOND QUARTER 2022 RESULTS
NEW YORK, August 3, 2022 - Sculptor Capital Management, Inc. (NYSE: SCU) today reported GAAP Net Loss Attributable to Class A Shareholders of $8.1 million, or $0.32 per basic and $0.89 per diluted Class A Share, for the second quarter of 2022, compared to GAAP Net Income of $21.8 million, or $0.87 per basic and $0.40 per diluted Class A Share, for the second quarter of 2021.
Second Quarter 2022 Highlights
▪Distributable Earnings1,2 were $32.1 million, or $0.55 per Fully Diluted Share, compared to $67.3 million, or $1.12 per Fully Diluted Share for the second quarter of 2021
▪A cash dividend of $0.13 was declared to Class A Shareholders, payable in the third quarter
▪Purchased 1,167,870 shares through our share repurchase program for $13.2 million, bringing life-to-date share repurchases to 1,641,589 shares for $19.5 million
▪Gross fund performance for the second quarter (“QTD”) and year-to-date (“YTD”)3:
–Sculptor Master Fund was down 10.3% QTD and down 12.6% YTD, outperforming MSCI World which was down 14.2% QTD and 18.0% YTD
–Sculptor Credit Opportunities Master Fund was down 4.1% QTD and down 2.4% YTD and our Customized Credit Focused Platform was down 5.8% QTD and down 4.6% YTD, both outperforming BAML Global High Yield which was down 11.4% QTD and down 16.7% YTD
▪AUM was $36.9 billion, down $944 million year-over-year
▪Gross inflows were $294 million into multi-strategy funds and $624 million across our platform for the quarter, bringing year-to-date gross inflows to $777 million into multi-strategy funds and $2.1 billion across the platform4
▪Held second closing in Sculptor Tactical Credit Fund (“STAX”) on July 1 with $250 million, bringing total committed capital to $370 million
▪Adjusted net assets1,5 were $304 million
Sculptor will hold a conference call today, August 3, 2022, 10:00 am ET. The call can be accessed by dialing +877-407-0312 (in the U.S.) or +201-389-0899 (international) or via webcast on our website.
Financial Highlights

(dollars in millions, except per share amounts)	2Q '22	1Q '22	2Q '21	YTD ‘22	YTD ‘21
GAAP Results
Net (Loss) Income Attributable to Sculptor Capital Management	$(8.8)	$13.8	$21.8	$5.0	$1.5
Net (Loss) Income Attributable to Class A Shareholders	$(8.1)	$16.9	$21.8	$8.8	$1.5
(Loss) Earnings per Class A Share - basic	$(0.32)	$0.63	$0.87	$0.34	$0.06
(Loss) Earnings per Class A Share - diluted	$(0.89)	$(0.29)	$0.40	$(1.00)	$(0.32)

Non-GAAP Financial Measures[1]
Distributable Earnings[2]	$32.1	$29.2	$67.3	$61.2	$103.9
Distributable Earnings Per Fully Diluted Share	$0.55	$0.48	$1.12	$1.03	$1.74
Adjusted Net Assets[5]	$304.2	$282.8	$301.9	$304.2	$301.9

Capital Metrics
Assets Under Management	$36,860	$38,634	$37,804	$36,860	$37,804
FORWARD LOOKING STATEMENTS: PLEASE SEE PAGE 24 OF THIS PRESS RELEASE FOR DISCLOSURES ON FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.
1 Distributable Earnings and adjusted net assets and their components are non-GAAP measures. For more information and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 17 through 20.
2 Distributable Earnings is a measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement.
3 Please see page 3 for comprehensive fund performance disclosures, including net returns.
4 Gross inflows across the platform excludes transfers from other Sculptor funds. Please see page 4 for more detailed disclosures and net flows.
5 Adjusted net assets include cash, cash equivalents and United States (“U.S.”) government obligations, at fair value, investments in funds, including redemption receivable and excluding employee-related investments, and investments in CLOs, net of financing, reduced by principal outstanding of debt obligations.

Management Commentary
Financial markets severely corrected in the second quarter as investors collectively gauged the rising uncertainty of a deteriorating global growth outlook. This tops an already fraught market debate around record inflation, rising interest rates, and the immense value distortion of risk assets for much of the last two-plus years. From equities to bonds, the first half of 2022 has been one of the worst on record as 60/40 strategies suffered their weakest performance in 90 years.
We have also seen strain mounting in credit markets and are beginning to see unquestionable cracks emerge. The result is a robust and ever expanding universe of attractive opportunities. Put simply, strong credits that offered mid-single digit returns only a few months ago now present healthy double-digit return potential given the rise in rate, spread, and complexity premia.
We believe flexible capital is required to capitalize on the opportunity set we are seeing. Sculptor’s opportunistic and unconstrained approach to investing allows us to position ourselves to be a full-service solutions provider. In periods of market chaos and spread-widening, we have been able to generate outperformance for our clients and showcase the value of our investment approach. If we can continue to do this, it will set the stage for our success and potentially act as a catalyst to provide our capabilities to additional clients and attract capital.
During the quarter, our funds navigated the volatility in the markets. Our multi-strategy funds experienced a portion of the drawdown of the broader markets and our opportunistic credit fund significantly outperformed both broad fixed income indices and benchmarks. This consistent relative outperformance, especially in challenging market conditions, showcases that we are strong stewards of our clients’ capital and the value of our investment style during volatile markets.
We have been pleased with our capital raising for the first half of the year with gross inflows of $777 million into multi-strategy funds and $2.1 billion across the platform. One area of noted strength in capital raising has been in our Sculptor Tactical Credit Fund (“STAX”), the latest vintage in our series of seven closed-end opportunistic credit funds. With an opportunity set that continues to improve, STAX held a second closing with $250 million on July 1, bringing total committed capital to $370 million. We remain cautiously optimistic given flows are difficult to forecast, especially in the current period of market stress.
Our balance sheet and platform diversification have made our business more resilient in the face of challenging market conditions. The breadth and depth of our investment capabilities and our long-term performance have resulted in a more diversified platform in terms of businesses, vintages, products, and funds, which provide benefits to our franchise. As illustrated this quarter, our longer-dated funds can generate significant incentive realizations during otherwise challenging market conditions when we perform for our clients. Continued performance in these longer-dated funds creates the potential for incentive realizations on different cycles. We continue to focus on growing our longer-term AUM and are fundraising for STAX and our second real estate credit fund, along with continued CLO issuance. This longer-term AUM creates stability in our platform and provides more consistency in our earnings. This combined with our balance sheet position provides us with the tool set to not only prevail through challenging market environments, but continue to take advantage of opportunities that we believe will deliver long-term shareholder value. Against this backdrop, we continued to optimize our capital management plan through both share repurchases and dividends. During the quarter, we purchased an additional 1,167,870 shares for $13.2 million, bringing life-to-date share repurchases to 1,641,589 shares for $19.5 million. We believe this is an attractive use of capital for shareholders.

Performance6

(as of June 30, 2022)	2Q '22	YTD ‘22	FY ‘21	5 Year	Since Sculptor Fund Inception
Multi-Strategy Composite Gross (inception April 1, 1994)(a)(b)	(10.3)%	(12.6)%	7.8%	8.7%	15.6%
Multi-Strategy Composite Net	(10.6)%	(13.2)%	5.0%	5.1%	10.7%
HFRI Fund Weighted Composite Index(c)	(4.9)%	(5.8)%	10.2%	5.1%	7.5%
MSCI World(c)	(14.2)%	(18.0)%	24.7%	8.8%	7.8%
Balanced US 60/40 Index(c)	(12.5)%	(18.1)%	10.6%	4.1%	4.9%
Sculptor Credit Opportunities Master Fund Gross (inception November 1, 2011)(a)(d)	(4.1)%	(2.4)%	22.2%	8.1%	13.2%
Sculptor Credit Opportunities Master Fund Net	(4.0)%	(2.8)%	17.0%	5.1%	9.3%
BAML Global High Yield(e)	(11.4)%	(16.7)%	1.4%	0.8%	4.1%
HFRX Fixed Income Credit Index(e)	(8.0)%	(12.8)%	1.4%	0.7%	1.6%
Customized Credit Focused Platform Gross (inception April 6, 2010)(a)(t)	(5.8)%	(4.6)%	21.8%	10.0%	14.8%
Customized Credit Focused Platform Net	(4.8)%	(4.0)%	17.2%	7.9%	11.7%
BAML Global High Yield(e)	(11.4)%	(16.7)%	1.4%	0.8%	4.7%
HFRX Fixed Income Credit Index(e)	(8.0)%	(12.8)%	1.4%	0.7%	1.6%
	Real Estate
Life-to-Date Performance (as of June 30, 2022)	Fund I(n)	Fund II(n)	Fund III(n)	Credit Fund I(n)
Gross(f)	25.5%	32.9%	30.2%	18.5%
Net(g)	16.1%	21.8%	16.4%	13.3%
Overall our funds navigated the market volatility during the quarter. Our current portfolio positioning allows us to capitalize on the current market backdrop with an ever expanding universe of attractive opportunities.
Sculptor Master Fund was down 12.6% gross YTD versus the MSCI World which was down 18.0%. Our multi-strategy funds exhibited resilience in the face of extreme market stress and experienced a portion of the market decline. The strategy has significantly exceeded expectations over the long term with a 15.6% gross return since inception with less than half the volatility of equity markets, achieving a Sharpe Ratio(b) of 1.3. We believe our current positioning and unconstrained approach is best suited to capitalize on current market opportunities.
Sculptor Credit Opportunities Master Fund and our Customized Credit Focused Platform were down 2.4% and 4.6% gross YTD, respectively, delivering exceptional relative returns during the quarter and compounding our YTD outperformance versus benchmarks. Second quarter returns represent significant outperformance versus all risk assets, including global high yield and global equities. The Sculptor Credit Opportunities Master Fund and the Customized Credit Focused Platform have generated annualized gross returns life-to-date of 13.2% and 14.8%, respectively. We are seeing a number of attractive credit opportunities that offer increased return potential and believe we can capitalize on these opportunities for our clients.
Our real estate funds continue to generate strong returns. Sculptor Real Estate Fund III and Sculptor Real Estate Credit Fund I have life-to-date annualized gross returns of 30.2% and 18.5%, respectively. Both funds offered favorable risk-reward profiles for their respective asset classes. Niche asset classes in the private markets have been less impacted by broader market sell-offs, which highlights the benefits of strategy diversity on our platform.
6 See pages 21 through 23 of this press release for important information related to the footnotes referenced in this section.

AUM & Fee-Paying AUM (“FP AUM”)
AUM Roll Forward

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Institutional Credit Strategies	Real Estate Funds	Total
Quarterly
March 31, 2022	$11,076	$6,310	$16,658	$4,590	$38,634
Inflows / (Outflows)(h)	(138)	75	123	77	137
Distributions / Other Reductions	—	(103)	(52)	(33)	(188)
Appreciation / (Depreciation)(i)	(1,188)	(256)	(3)	—	(1,447)
Other(j)	—	—	(266)	(10)	(276)
June 30, 2022	$9,750	$6,026	$16,460	$4,624	$36,860

Year-to-Date
December 31, 2021	$11,113	$6,350	$16,052	$4,545	$38,060
Inflows / (Outflows)(h)	173	(23)	920	214	1,284
Distributions / Other Reductions	—	(103)	(153)	(119)	(375)
Appreciation / (Depreciation)(i)	(1,536)	(198)	(3)	—	(1,737)
Other(j)	—	—	(356)	(16)	(372)
June 30, 2022	$9,750	$6,026	$16,460	$4,624	$36,860
FP AUM Roll Forward

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Institutional Credit Strategies	Real Estate Funds	Total
Quarterly
March 31, 2022	$10,838	$5,730	$11,338	$3,924	$31,830
Inflows / (Outflows)(h)	(146)	72	136	53	115
Distributions / Other Reductions	—	(101)	(29)	(30)	(160)
Appreciation / (Depreciation)(i)	(1,161)	(251)	(2)	—	(1,414)
Other(j)	10	50	(207)	(53)	(200)
June 30, 2022	$9,541	$5,500	$11,236	$3,894	$30,171

Year-to-Date
December 31, 2021	$10,878	$5,743	$11,143	$3,875	$31,639
Inflows / (Outflows)(h)	158	(26)	458	163	753
Distributions / Other Reductions	—	(101)	(68)	(87)	(256)
Appreciation / (Depreciation)(i)	(1,501)	(195)	(2)	—	(1,698)
Other(j)	6	79	(295)	(57)	(267)
June 30, 2022	$9,541	$5,500	$11,236	$3,894	$30,171
AUM and FP AUM decreased $1.8 billion and $1.7 billion during the second quarter, respectively, to $36.9 billion and $30.2 billion, primarily due to negative performance in our multi-strategy and opportunistic credit funds. Key drivers were as follows:
▪Multi-strategy funds’ AUM decreased during the quarter driven by $1.2 billion of negative fund performance. During the second quarter we had gross inflows of $294 million and net outflows of $138 million, bringing our year-to-date gross inflows to $777 million and net inflows to $173 million. While we feel positively about our year-to-date trends, flows are difficult to forecast for the rest of the year, especially in the current period of market stress.

▪Opportunistic credit funds’ AUM decreased during the quarter driven by $256 million of negative fund performance and a $103 million reduction primarily related to the expiration of the investment period of a closed-end fund. This was offset by net inflows of $75 million, driven by the first closing of STAX, which is the latest vintage in our series of seven closed-end opportunistic credit funds. We continue to raise capital for STAX and held a second closing on July 1 with $250 million, bringing total committed capital to $370 million. We plan to hold additional closes throughout the year and have seen previous periods of market volatility act as a catalyst for capital raising in these types of strategies.
▪Institutional Credit Strategies’ AUM decreased during the quarter due to the investment of the structured alternative investment solution into its underlying fund investments, which transferred the majority of its AUM into the other strategies. AUM also decreased from the impact of foreign currency translation adjustments on the underlying collateral of our European CLOs. These declines were partially offset by the launch of a US CLO during the quarter. Changes in FP AUM were lower than AUM since our funds invested in the equity of the new CLO, resulting in a fee rebate.
▪Real estate funds’ AUM remained relatively flat during the quarter driven by inflows into co-investment vehicles, partially offset by distributions from realizations.
Longer-Term AUM

(dollars in millions)	2Q '22	1Q '22	2Q '21
Multi-strategy funds	$460	$386	$694
Credit
Opportunistic credit funds	4,606	4,767	4,607
Institutional Credit Strategies	16,446	16,623	15,640
Real estate funds	4,624	4,590	4,376
Total	$26,136	$26,366	$25,317
Percent of Total Firm AUM	71%	68%	67%
Longer-term AUM is defined as AUM from investors that are subject to commitment periods of three years or longer.7 Our longer-term AUM has continued to increase over time, as our product mix continues to shift toward longer-duration products. Longer-term AUM has increased from 26% in 2013 to 45% in 2016 to 71% as of June 30, 2022, driven by growth in opportunistic credit, Institutional Credit Strategies and real estate funds. We are focused on continuing to grow longer-term AUM. This year we have held initial closings for STAX and our second real estate credit fund, which are both longer-duration drawdown style capital while continuing to issue additional CLOs. Longer-term AUM creates stability in our platform, diversifies our business, and provides more consistency in our management fee earnings.
7 Longer-term AUM is defined as AUM from investors that are subject to commitment periods of three years or longer. Investors with longer-term assets under management may have less than three years remaining in their commitment period.

Financial Results

(dollars in millions, except per share amounts)	2Q '22	1Q '22	2Q '21	YTD ‘22	YTD ‘21
Revenues	$119.2	$97.3	$137.9	$216.5	$261.3
Management fees	71.8	73.4	76.6	145.2	150.6
Incentive income	44.6	21.6	59.5	66.2	107.3
Other revenues	2.5	2.4	1.8	4.9	3.4
Income (loss) of consolidated entities	0.3	(0.1)	—	0.2	—

Expenses	111.2	108.6	88.6	220.0	210.1
Compensation and benefits	79.7	77.8	59.5	157.7	148.7
Interest expense	3.4	3.3	4.1	6.7	9.0
General, administrative and other	26.4	27.3	25.0	53.7	52.4
Expenses of consolidated entities	1.7	0.2	—	1.9	—

Other (Loss) Income	(18.4)	23.1	(14.0)	5.0	(56.7)
Income taxes	(7.9)	6.9	13.1	(0.9)	11.4
Consolidated Net (Loss) Income	(2.5)	4.9	22.2	2.4	(16.9)
Less: Net (income) loss attributable to noncontrolling interests	(5.6)	12.0	(0.4)	6.4	18.4
Less: Net income attributable to redeemable noncontrolling interests	(0.7)	(3.1)	—	(3.8)	—
Net (Loss) Income Attributable to Sculptor Capital Management, Inc.	$(8.8)	$13.8	$21.8	$5.0	$1.5
Change in redemption value of redeemable noncontrolling interests and Preferred Units	0.7	3.1	—	3.8	—
Net (Loss) Income Attributable to Class A Shareholders	$(8.1)	$16.9	$21.8	$8.8	$1.5
(Loss) Earnings per Class A Share - basic	$(0.32)	$0.63	$0.87	$0.34	$0.06
(Loss) Earnings per Class A Share - diluted	$(0.89)	$(0.29)	$0.40	$(1.00)	$(0.32)
GAAP Net Loss Attributable to Class A Shareholders
Net Loss Attributable to Class A Shareholders was $8.1 million for the second quarter of 2022, or $0.32 per basic and $0.89 per diluted Class A Share. Net Income Attributable to Class A Shareholders was $8.8 million for the first half of 2022, or $0.34 per basic and $(1.00) per diluted Class A Share.
Detailed Drivers
For details on the additional underlying drivers of our revenues and expenses, see the Economic Income analysis below.
▪Revenues were $119.2 million for the second quarter, down 14% from the second quarter of 2021 and up 22% from the previous quarter, primarily driven by incentive income.
▪Total expenses for the second quarter were $111.2 million, up 26% from the second quarter of 2021 and up 2% from the previous quarter, primarily from compensation and benefits.
–Compensation and benefits expense increased year-over-year primarily from higher bonus expense driven by carried interest profit-sharing on the realization of incentive income in our real estate funds and higher equity-based compensation from amortization of new grants. Compensation increased from the prior quarter primarily due to increased bonus expense, partially offset by lower equity-based compensation.
▪Other loss increased year-over-year. Other loss for the quarter was driven by mark-to-market losses on our equity method investments, our investments in CLOs, and our consolidated entities, partially offset by gains from the reduction in the fair value of warrant liabilities.
▪Income tax expense was lower year-over-year driven by the loss in the quarter.

Economic Income

(dollars in millions)	2Q '22	1Q '22	2Q '21	YTD '22	YTD ‘21
Revenues	$112.5	$90.8	$132.3	$203.3	$250.7
Management fees	66.3	67.8	70.9	134.1	140.0
Incentive income	44.6	21.6	59.5	66.1	107.3
Other revenues	1.6	1.4	1.9	3.1	3.4

Expenses	$79.8	$61.6	$57.2	$141.5	$134.7
Total compensation and benefits	58.0	39.2	35.8	97.2	88.3
Salaries and benefits	18.0	17.8	16.7	35.9	34.1
Bonus	40.0	21.4	19.1	61.3	54.2
General, administrative and other	18.7	19.3	17.5	38.0	38.1
Interest expense	3.1	3.1	3.9	6.3	8.3
Economic Income was $32.6 million for the second quarter of 2022 and was $61.8 million year-to-date in 2022.
Distributable Earnings were $32.1 million or $0.55 per Fully Diluted Share for the second quarter of 2022. Distributable Earnings were $61.2 million, or $1.03 per Fully Diluted Share year-to-date in 2022.
Detailed Drivers
▪Management fees for the second quarter were down 6% year-over-year driven by lower management fees in Institutional Credit Strategies. Institutional Credit Strategies’ management fees were down $4.6 million from the prior year due to the one-time recoupment of $2.6 million of deferred fees in the prior year, as well as lower net fees from CLO redemptions and new issuances at lower rates.
–As a result, average fees on FP AUM decreased from 50bps to 40bps net of fee rebates year-over-year.
▪Incentive income for the second quarter was $44.6 million driven primarily by crystallizations in Real Estate Fund III.
▪Total compensation and benefits increased year-over-year due to higher bonus expense, primarily driven by carried interest profit-sharing linked to the incentive income realization in our real estate funds. Our minimum discretionary bonus expense was $17.6 million for the quarter, in line with the prior year period. Salaries and benefits also increased year-over-year primarily from promotions and annual increases.
–As a reminder, in the first three quarters of the year we mainly accrue our minimum discretionary bonus expense and largely accrue our performance based bonus expense in the fourth quarter except for carried-interest profit-sharing linked to our real estate business, which is accrued as we recognize incentive income.
▪General, administrative, and other expenses for the second quarter increased 6% year-over-year, primarily as a result of an increase in professional services expenses, partially offset by rental income from our sublease and foreign currency transaction gains.
▪Interest expense for the second quarter was lower year-over-year due to a lower average outstanding debt balance as we refinanced our debt at the end of 2020 and paid down $224.4 million in 2021. Our interest expense increased from the prior quarter due to higher rates and an increase in CLO financing from a new European CLO in the first quarter.

Adjusted Net Assets

(dollars in millions)	2Q '22	1Q ‘22	2Q '21	YE ‘21
Summary Assets
Cash, cash equivalents and U.S. government obligations, at fair value[8]	$207.4	$136.0	$290.8	$376.2
Investments in funds, excluding employee-related investments[8]	193.8	229.4	84.9	83.4
Investments in CLOs, net of financing[8]	(2.0)	12.4	21.2	16.8
Summary Liabilities
2020 Term Loan[9]	(95.0)	(95.0)	(95.0)	(95.0)
Adjusted Net Assets[8]	$304.2	$282.8	$301.9	$381.4
We remain well positioned with a strong adjusted net asset position and significant liquidity during this time of increasing market volatility. Our adjusted net assets have increased from $(55.8) million in 2018 to $304.2 million as of June 30, 2022. This balance sheet position significantly increases the resilience of our platform and has allowed us to start playing some offense and take advantage of the market opportunities while returning capital to shareholders.
During the quarter, our cash position increased from our positive quarterly earnings, partially offset by the additional repurchases of $13.2 million of shares as part of our share repurchase plan. Our investments in funds and CLOs declined this quarter due to mark-to-market losses. For our investments in CLOs, the decline in fair value was greater than the decline in financing costs bringing the net value to negative. The underlying collateral for these assets continues to perform, but they are being impacted by shorter-term mark-to-market volatility. Adjusted net assets is not a perfect measure, but we feel positively about the long-term trend and our overall position is strong.
ABURI10

(dollars in millions)	Multi-Strategy Funds	Opportunistic Credit Funds	Real estate Funds	Total
Quarterly
1Q '22	$2.8	$99.0	$140.9	$242.7
Recognized Incentive Income	—	(0.1)	(46.4)	(46.5)
Performance	(2.1)	(42.2)	36.6	(7.7)
2Q '22	$0.7	$56.7	$131.1	$188.5

Year-to-Date
4Q '21	$5.2	$98.8	$122.9	$226.9
Recognized Incentive Income	(0.4)	(10.4)	(46.9)	(57.7)
Performance	(4.1)	(31.7)	55.1	19.3
2Q '22	$0.7	$56.7	$131.1	$188.5
Incentive income, if any, on our longer-term AUM is based on the cumulative investment performance generated over the respective commitment period.11 As of June 30, 2022, our ABURI was $188.5 million, down $54.2 million from the prior quarter and down $38.4 million since the end of 2021, primarily from the crystallization of ABURI into incentive income.
During the quarter, our real estate funds generated performance that was subsequently crystallized into incentive income. This, along with the crystallization of previously accrued ABURI, resulted in $46.5 million of incentive income. Our opportunistic credit funds reversed a portion of previously accrued ABURI due to performance during the quarter.
8 These items are non-GAAP measures. For information on and reconciliations of the Company's non-GAAP measures to the most directly comparable respective financial measures presented in accordance with GAAP, please see pages 17 through 20.
9 Represents principal outstanding of the debt obligations and par value of Preferred Units.
10 ABURI is the amount of incentive income accrued at the fund level on our longer-term AUM that has not yet been recognized in our revenues. These amounts may ultimately not be recognized as revenue by us in the event of future losses in the respective funds, please see page 21.
11 Certain ABURI amounts presented above will generally have compensation expense (on an Economic Income Basis) that will reduce the amount ultimately realized on a net basis. Compensation expense relating to ABURI from our real estate funds is generally recognized at the same time the related incentive income revenue is recognized as the compensation is structured as carried interest in these vehicles. Compensation expense relating to ABURI generated from our multi-strategy funds and opportunistic credit funds is generally recognized in the fourth quarter of the year the underlying fund performance is generated which may not occur at the same time that the related incentive income revenues are recognized.

Capital Management and Shares Outstanding
During the second quarter, we repurchased 1,167,870 shares at an average price of $11.34, equaling an additional $13.2 million of shares. This brings life-to-date share repurchases to $19.5 million through June 30, 2022. These purchases are part of the $100.0 million share repurchase authorization approved by the Board of Directors.
As of the end of the second quarter there were 58,781,705 weighted-average fully diluted shares outstanding. There are approximately 24,856,260 Class A Shares outstanding, not including the potential impact of future shares to be repurchased between August 2, 2022 and the record date as part of the share repurchase program.
We declared a cash dividend of $0.13 per Class A share for the second quarter, which represents 10% of our Distributable Earnings. The dividend is payable on August 22, 2022, to holders of record as of August 15, 2022. As we discussed last quarter, we will true up our dividend in the fourth quarter to bring the full year dividend amount to 20%-30% of Distributable Earnings, in line with our stated annual policy. This approach helps to align dividend payments with the timing of incentive income and bonuses. As a reminder, the dividend is paid only to Class A shareholders during the Distribution Holiday.
About Sculptor Capital Management
Sculptor Capital Management, Inc. is a leading global alternative asset management firm providing investment products in a range of areas including multi-strategy, credit and real estate. With offices in New York, London, Hong Kong and Shanghai, the Company serves global clients through commingled funds, separate accounts and specialized products. Sculptor Capital’s distinct investment process seeks to generate attractive and consistent risk-adjusted returns across market cycles through a combination of fundamental bottom-up research, a high degree of flexibility, a collaborative team and integrated risk management. The Company’s capabilities span all major geographies, in strategies including fundamental equities, corporate credit, real estate debt and equity, merger arbitrage, convertible and derivative arbitrage and structured credit. As of July 1, 2022, Sculptor Capital had approximately $36.8 billion in assets under management. For more information, please visit the Company's website (www.sculptor.com).
Shareholder Services & Media Contact
Ellen Conti
Head of Corporate Strategy
Sculptor Capital Management, Inc.
+1-212-719-7381
investorrelations@sculptor.com

Appendix

Fund Information

	Assets Under Management as of June 30,		Returns(a) for the Six Months Ended June 30,				Annualized Returns Since Inception Through June 30, 2022
			2022		2021
(dollars in thousands)	2022	2021	Gross	Net	Gross	Net	Gross	Net
Multi-Strategy Funds
Sculptor Master Fund(b)	$9,031,780	$10,343,152	-12.6%	-13.2%	8.2%	5.9%	15.6%	10.7%
Sculptor Enhanced Master Fund	706,133	952,657	-17.6%	-18.3%	4.9%	3.4%	10.5%	6.4%
Other funds	11,564	9,983	n/m	n/m	n/m	n/m	n/m	n/m
	$9,749,477	$11,305,792
Credit
Opportunistic credit funds:
Sculptor Credit Opportunities Master Fund(d)	1,904,832	2,336,582	-2.4%	-2.8%	14.6%	11.7%	13.2%	9.3%
Customized Credit Focused Platform	3,827,891	3,792,908	See page 11 for information on the Company's Customized Credit Focused Platform.
Closed-end opportunistic credit funds	293,574	337,924	See page 11 for information on the Company's closed-end opportunistic credit funds.
	6,026,297	6,467,414
Institutional Credit Strategies	16,459,864	15,654,998	See page 12 for information on the Company's Institutional Credit Strategies.
	$22,486,161	$22,122,412

Real estate funds	$4,623,952	$4,375,845	See page 13 for information on the Company's real estate funds.

Total	$36,859,590	$37,804,049

n/m - not meaningful
See pages 21 through 23 of this press release for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Customized Credit Focused Platform

	Weighted-Average Returns for the Six Months Ended June 30,				Inception to Date as of June 30, 2022
	2022		2021		IRR		Net Invested Capital Multiple
	Gross	Net	Gross	Net	Gross	Net
Customized Credit Focused Platform(t)
Opportunistic Credit Performance	(4.6)%	(4.0)%	14.1%	11.3%	14.8%	11.2%	2.5x
See page 23 of this press release for important information related to information presented in this table above. Performance presented is for the opportunistic credit strategies in the Customized Credit Focused Platform. As of June 30, 2022, approximately 93% of the invested capital in the Customized Credit Focused Platform is invested in the Platform’s opportunistic credit strategies.

Closed-end Opportunistic Credit Funds

	Assets Under Management as of June 30,		Inception to Date as of June 30, 2022
			Total Commitments	Total Invested Capital(k)	IRR		Gross MOIC(m)
(dollars in thousands)	2022	2021			Gross(l)	Net(g)
Closed-end Opportunistic Credit Funds (Investment Period)
Sculptor Tactical Credit Fund (2022 - 2025)(s)	83,651	—	119,940	85,142	n/m	n/m	n/m
Sculptor European Credit Opportunities Fund (2012-2015)(n)	—	—	459,600	305,487	15.7%	11.8%	1.5x
Sculptor Structured Products Domestic Fund II (2011-2014)(n)	—	10,956	326,850	326,850	19.2%	15.1%	2.1x
Sculptor Structured Products Offshore Fund II (2011-2014)(n)	—	9,967	304,531	304,531	16.5%	12.9%	1.9x
Sculptor Structured Products Offshore Fund I (2010-2013)(n)	—	3,907	155,098	155,098	23.7%	18.9%	2.1x
Sculptor Structured Products Domestic Fund I (2010-2013)(n)	3,423	4,242	99,986	99,986	22.6%	18.0%	2.0x
OZ Global Credit Master Fund I (2008-2009)(n)	—	—	214,141	214,141	5.5%	4.2%	1.1x
Other funds	206,500	308,852	428,940	284,582	n/m	n/m	n/m
	$293,574	$337,924	$2,109,086	$1,775,817
n/m - not meaningful
See pages 22 through 23 of this press release for important information related to the footnotes referenced in this table above.

Fund Information (contd.)
Institutional Credit Strategies

	Most Recent Launch or Refinancing Year		Assets Under Management as of June 30,
(dollars in thousands)		Deal Size	2022	2021
Collateralized Loan Obligations	2017	$1,658,282	$1,024,627	$1,024,781
	2018	5,315,728	4,038,908	4,807,567
	2019	653,250	—	—
	2020	1,868,287	1,673,813	1,713,880
	2021	8,174,069	6,981,035	6,814,580
	2022	852,334	783,981	—
		$18,521,950	$14,502,364	$14,360,808

Aircraft Securitization Vehicles	2018	696,000	432,723	475,415
	2019	1,128,000	299,178	357,369
	2020	472,732	173,943	172,738
	2021	821,529	591,256	—
		$3,118,261	$1,497,100	$1,005,522

Collateralized Bond Obligations	2021	367,050	286,141	273,987

Other Funds	n/a		174,259	14,681
		$22,007,261	$16,459,864	$15,654,998

Fund Information (contd.)
Real Estate Funds

(dollars in thousands)	Assets Under Management as of June 30,		Inception to Date as of June 30, 2022
				Total Investments
			Total Commitments	Invested Capital(p)	Total Value(q)	Gross IRR(f)	Net IRR(g)	Gross MOIC(r)
	2022	2021
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$—	$—	$408,081	$386,298	$847,612	25.5%	16.1%	2.2x
Sculptor Real Estate Fund II (2011-2014)(n)	20,413	26,148	839,508	762,588	1,611,953	32.9%	21.8%	2.1x
Sculptor Real Estate Fund III (2014-2019)(n)	251,089	327,771	1,500,000	1,101,784	2,137,145	30.2%	16.4%	1.9x
Sculptor Real Estate Fund IV (2019-2023)(s)	2,593,626	2,593,365	2,596,024	916,080	1,141,061	n/m	n/m	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	375,001	345,914	736,225	677,221	861,513	18.5%	13.3%	1.3x
Sculptor Real Estate Credit Fund II (2022-2025)(s)	136,035	—	136,235	n/m	n/m	n/m	n/m	n/m
Other funds	1,247,788	1,082,647	1,357,509	1,181,282	1,485,151	n/m	n/m	n/m
	$4,623,952	$4,375,845	$7,573,582	$5,025,253	$8,084,435

	Inception to Date as of June 30, 2022
(dollars in thousands)	Realized/Partially Realized Investments(q)				Unrealized Investments as of June 30, 2022
	Invested Capital	Total Value	Gross IRR(f)	Gross MOIC(r)	Invested Capital	Total Value	Gross MOIC(r)
Real Estate Funds (Investment Period)
Sculptor Real Estate Fund I (2005-2010)(n)	$386,298	$847,612	25.5%	2.2x	$—	$—	—
Sculptor Real Estate Fund II (2011-2014)(n)	762,588	1,611,953	32.9%	2.1x	—	—	—
Sculptor Real Estate Fund III (2014-2019)(n)	920,933	1,867,810	34.3%	2.0x	180,851	269,335	1.5x
Sculptor Real Estate Fund IV (2019-2023)(n)	293,006	440,611	n/m	n/m	623,074	700,450	n/m
Sculptor Real Estate Credit Fund I (2015-2020)(n)	338,375	456,642	20.3%	1.3x	338,845	404,871	1.2x
Sculptor Real Estate Credit Fund II (2022-2025)(s)	n/m	n/m	n/m	n/m	n/m	n/m	n/m
Other funds	196,791	353,206	n/m	n/m	984,491	1,131,944	n/m
	$2,897,991	$5,577,834			$2,127,261	$2,506,600
n/m - not meaningful
See pages 22 through 23 of this press release for important information related to the footnotes referenced in these tables above.

GAAP Consolidated Balance Sheets - Unaudited

(dollars in thousands)	June 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$192,578	$170,781
Restricted cash	7,238	7,289
Investments (includes assets measured at fair value of $218,415 and $424,910, including assets sold under agreements to repurchase of $152,838 and $157,721 as of June 30, 2022 and December 31, 2021, respectively)	336,993	583,622
Income and fees receivable	25,421	193,636
Due from related parties	30,158	28,037
Deferred income tax assets	245,101	241,759
Operating lease assets	81,382	85,735
Other assets, net	107,047	77,091
Assets of consolidated entities:
Cash and cash equivalents	25,650	—
Restricted cash and cash equivalents	234,934	234,601
Investments of consolidated entities	331,151	—
Other assets of consolidated entities	4,171	5,304
Total Assets	$1,621,824	$1,627,855
Liabilities and Shareholders' Equity
Liabilities
Compensation payable	$51,344	$246,261
Unearned income and fees	67,271	62,800
Tax receivable agreement liability	178,759	195,752
Operating lease liabilities	98,734	104,753
Debt obligations	123,295	126,474
Warrant liabilities, at fair value	22,211	65,287
Securities sold under agreements to repurchase	163,329	156,448
Other liabilities	36,279	38,790
Liabilities of consolidated entities:
Loans payable, at fair value	201,985	—
Warrant liabilities, at fair value	2,645	7,590
Other liabilities of consolidated entities	45,473	10,817
Total Liabilities	991,325	1,014,972

Commitments and Contingencies
Redeemable Noncontrolling Interests of Consolidated Entities	234,600	234,600
Shareholders' Equity
Class A Shares, par value $0.01 per share, 100,000,000 and 100,000,000 shares authorized, 24,885,028 and 25,668,987 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	249	257
Class B Shares, par value $0.01 per share, 75,000,000 and 75,000,000 shares authorized, 33,633,474 and 33,613,023 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	336	336
Treasury stock, at cost; 1,641,589 and 0 common shares as of June 30, 2022 and December 31, 2021, respectively	(19,492)	—
Additional paid-in capital	219,705	184,691
Accumulated deficit	(251,059)	(253,521)
Accumulated other comprehensive (loss) income	(1,925)	51
Shareholders’ deficit attributable to Class A Shareholders	(52,186)	(68,186)
Shareholders’ equity attributable to noncontrolling interests	448,085	446,469
Total Shareholders’ Equity	395,899	378,283
Total Liabilities and Shareholders’ Equity	$1,621,824	$1,627,855

GAAP Consolidated Statements of Operations - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands, except per share amounts)	2022	2021	2022	2021
Revenues
Management fees	$71,770	$76,610	$145,207	$150,571
Incentive income	44,580	59,544	66,222	107,348
Other revenues	2,520	1,778	4,950	3,359
Income of consolidated entities	311	—	150	3
Total Revenues	119,181	137,932	216,529	261,281
Expenses
Compensation and benefits	79,743	59,447	157,528	148,681
Interest expense	3,427	4,135	6,712	9,003
General, administrative and other	26,425	25,022	53,741	52,398
Expenses of consolidated entities	1,668	—	1,912	2
Total Expenses	111,263	88,604	219,893	210,084
Other (Loss) Income
Changes in fair value of warrant liabilities	18,740	(13,231)	43,076	(38,175)
Changes in tax receivable agreement liability	227	(559)	220	21
Net losses on retirement of debt	—	(6,525)	—	(30,198)
Net (losses) gains on investments	(30,838)	6,255	(36,182)	11,617
Net losses of consolidated entities	(6,434)	—	(2,294)	—
Total Other (Loss) Income	(18,305)	(14,060)	4,820	(56,735)

(Loss) Income Before Income Taxes	(10,387)	35,268	1,456	(5,538)
Income taxes	(7,914)	13,047	(947)	11,332
Consolidated Net (Loss) Income	(2,473)	22,221	2,403	(16,870)
Less: Net (income) loss attributable to noncontrolling interests	(5,579)	(407)	6,427	18,391
Less: Net income attributable to redeemable noncontrolling interests	(697)	—	(3,765)	—
Net (Loss) Income Attributable to Sculptor Capital Management, Inc.	(8,749)	21,814	5,065	1,521
Change in redemption value of redeemable noncontrolling interests	697	—	3,765	—
Net (Loss) Income Attributable to Class A Shareholders	$(8,052)	$21,814	$8,830	$1,521
(Loss) Earnings per Class A Share
(Loss) Earnings per Class A Share - basic	$(0.32)	$0.87	$0.34	$0.06
(Loss) Earnings per Class A Share - diluted	$(0.89)	$0.40	$(1.00)	$(0.32)
Weighted-average Class A Shares outstanding - basic	25,514,364	25,025,974	26,052,478	24,442,940
Weighted-average Class A Shares outstanding - diluted	26,565,792	55,191,693	27,611,057	54,229,693

GAAP Consolidated Statement of Comprehensive (Loss) Income - Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2022	2021	2022	2021

Consolidated net (loss) income	$(2,473)	$22,221	$2,403	$(16,870)
Other Comprehensive (Loss) Income, Net of Tax
Other comprehensive (loss) income – currency translation adjustment	(1,226)	185	(1,976)	(683)
Comprehensive (Loss) Income	(3,699)	22,406	427	(17,553)
Less: Comprehensive (income) loss attributable to noncontrolling interests	(5,579)	(523)	6,427	18,761
Less: Comprehensive income attributable to redeemable noncontrolling interests	(697)	—	(3,765)	—
Comprehensive (Loss) Income Attributable to Sculptor Capital Management, Inc.	$(9,975)	$21,883	$3,089	$1,208

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited

(dollars in thousands, except per share amounts)	2Q '22	1Q '22	2Q '21	YTD '22	YTD '21
Net (Loss) Income Attributable to Class A Shareholders—GAAP	$(8,052)	$16,882	$21,814	$8,830	$1,521
Change in redemption value of redeemable noncontrolling interests	(697)	(3,068)	—	(3,765)	—
Net (Loss) Income Allocated to Sculptor Capital Management, Inc.—GAAP	$(8,749)	$13,814	$21,814	$5,065	$1,521
Net income (loss) allocated to Group A Units	4,881	(12,663)	(610)	(7,782)	(19,863)
Equity-based compensation, net of RSUs settled in cash	20,804	22,737	12,022	43,541	42,224
Adjustment to recognize deferred cash compensation in the period of grant	7,730	8,580	5,742	16,310	14,737
2020 Term Loan non-cash discount accretion	254	246	351	500	785
Income taxes	(7,914)	6,967	13,047	(947)	11,332
Changes in fair value of warrant liabilities	(18,740)	(24,336)	13,231	(43,076)	38,175
Net losses on retirement of debt	—	—	6,525	—	30,198
Net losses (gains) on investments	30,838	5,344	(6,255)	36,182	(11,617)
Net losses (gains) of consolidated entities	6,434	(4,140)	—	2,294	—
Adjustment for expenses related to compensation and profit-sharing arrangements based on fund investment performance	(6,802)	7,271	5,895	469	3,397
Changes in tax receivable agreement liability	(227)	7	559	(220)	(21)
Depreciation, amortization and net gains and losses on fixed assets	1,304	1,394	1,574	2,698	3,309
Other adjustments	2,752	3,980	1,217	6,732	1,870
Economic Income—Non-GAAP	$32,565	$29,201	$75,112	$61,766	$116,047
Payable for taxes and tax receivable agreement—Non-GAAP	(493)	(26)	(7,770)	(519)	(12,195)
Distributable Earnings—Non-GAAP	$32,072	$29,175	$67,342	$61,247	$103,852
Weighted-average Class A Shares outstanding	25,514,364	26,596,572	25,025,974	26,052,478	24,442,940
Weighted-average Partner Units	28,035,152	28,035,150	29,028,658	28,035,151	29,030,499
Weighted-average Class A Restricted Share Units (RSUs)	2,605,627	2,508,983	3,402,259	2,557,642	3,551,496
Weighted-average Restricted Class A Shares[1]	1,575,134	1,046,989	—	1,312,520	—
Weighted-average warrants[2]	1,051,428	2,071,366	2,664,733	1,675,817	2,504,599
Weighted-Average Fully Diluted Shares	58,781,705	60,259,060	60,121,624	59,633,608	59,529,534
Distributable Earnings Per Fully Diluted Share—Non-GAAP	$0.55	$0.48	$1.12	$1.03	$1.74
1 Represents Restricted Class A Shares (“RSAs”) with service based vesting condition.
2 Weighted-average warrants are determined under a treasury stock method.

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	2Q '22	1Q '22	2Q '21	YTD '22	YTD '21
Management fees—GAAP	$71,770	$73,437	$76,610	$145,207	$150,571
Adjustment to management fees[1]	(5,457)	(5,680)	(5,707)	(11,137)	(10,598)
Management Fees—Economic Income Basis—Non-GAAP	66,313	67,757	70,903	134,070	139,973

Incentive income—GAAP	44,580	21,642	59,544	66,222	107,348
Adjustment to incentive income[2]	—	(73)	1	(73)	1
Incentive Income—Economic Income Basis—Non-GAAP	44,580	21,569	59,545	66,149	107,349

Other revenues—GAAP	2,520	2,430	1,778	4,950	3,359
Adjustment to other revenues[3]	(916)	(990)	—	(1,906)	—
Other Revenues—Economic Income Basis—Non-GAAP	1,604	1,440	1,778	3,044	3,359
Total Revenues—Economic Income Basis—Non-GAAP	$112,497	$90,766	$132,226	$203,263	$250,681

Compensation and benefits—GAAP	$79,743	$77,785	$59,447	$157,528	$148,681
Adjustment to compensation and benefits[4]	(21,732)	(38,588)	(23,659)	(60,320)	(60,358)
Compensation and Benefits—Economic Income Basis—Non-GAAP	$58,011	$39,197	$35,788	$97,208	$88,323

Interest expense—GAAP	$3,427	$3,285	$4,135	$6,712	$9,003
Adjustment to interest expense[5]	(254)	(246)	(351)	(500)	(785)
Interest Expense—Economic Income Basis—Non-GAAP	$3,173	$3,039	$3,784	$6,212	$8,218

General, administrative and other expenses—GAAP	$26,425	$27,316	$25,022	$53,741	$52,398
Adjustment to general, administrative and other expenses[6]	(7,767)	(7,989)	(7,480)	(15,756)	(14,305)
General, administrative and other expenses—Economic Income Basis—Non-GAAP	$18,658	$19,327	$17,542	$37,985	$38,093
Net loss (income) attributable to noncontrolling interests—GAAP	$5,579	$(12,006)	$407	$(6,427)	$(18,391)
Adjustment to net loss (income) attributable to noncontrolling interests[7]	(5,579)	12,006	(407)	6,427	18,391
Net Loss (Income) Attributable to Noncontrolling Interests—Economic Income Basis—Non-GAAP	$—	$—	$—	$—	$—

Reconciliation of Non-GAAP Measures to the Respective GAAP Measures - Unaudited (contd.)

(dollars in thousands)	6/30/2022	3/31/2022	6/30/2021	12/31/2021
Cash and cash equivalents—GAAP	$192,578	$135,951	$153,827	$170,781
U.S. government obligations, at fair value—GAAP	14,784	—	137,016	205,400
Cash, Cash Equivalents and Long-Term U.S. Government Obligations—Non-GAAP	$207,362	$135,951	$290,843	$376,181

Investments in funds —GAAP	$118,578	$165,128	$166,971	$158,712
Redemption receivable[8]	32,118	19,940	—	—
Investments in funds eliminated in consolidation	118,928	127,740	—	—
Employee-related investments[9]	(75,866)	(83,404)	(82,085)	(75,341)
Investments in Funds, Excluding Employee-Related Investments—Non-GAAP	$193,758	$229,404	$84,886	$83,371

Investments in CLOs, at fair value—GAAP	$203,631	$226,552	$219,433	$219,510
Financing related to investments in CLOs, at fair value[10]	(205,586)	(214,123)	(198,273)	(202,702)
Investments in CLOs, net of Financing—Non-GAAP	$(1,955)	$12,429	$21,160	$16,808

Summary Assets—Non-GAAP	$399,165	$377,784	$396,889	$476,360

2020 Term Loan[11]	$(95,000)	$(95,000)	$(95,000)	$(95,000)
Summary Liabilities—Non-GAAP	$(95,000)	$(95,000)	$(95,000)	$(95,000)

Adjusted Net Assets—Non-GAAP	$304,165	$282,784	$301,889	$381,360

Footnotes to Non-GAAP Reconciliations
(1) Adjustment to present management fees net of recurring placement and related service fees, as management considers these fees a reduction in management fees, not an expense.
(2) Adjustment to exclude the impact of eliminations related to the consolidated entities.
(3) Adjustment for subrental income as management considers the revenue to be an offset to rent expense.
(4) Adjustment to exclude equity-based compensation, as management does not consider these non-cash expenses to be reflective of our operating performance. The fair value of RSUs that are settled in cash to employees or executive managing directors, where the number of RSUs to be settled in cash is not certain at the time of the grant, is included as an expense at the time of settlement. Where the number of RSUs to be settled in cash is certain on the grant date, the expense is recognized during the performance period to which the award relates. In addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized, as management reviews the total compensation expense related to these arrangements in relation to any incentive income earned by the relevant fund. Deferred cash compensation is expensed in full during the performance period to which the award relates for Economic Income, rather than over the service period for GAAP.
(5) Adjustment to exclude amounts related to non-cash interest expense accretion on debt. The 2020 Term Loan and the Debt Securities were each recognized at a significant discount, as proceeds from each borrowing were allocated to warrant liabilities and the 2019 Preferred Units, respectively, resulting in non-cash accretion to par over time through interest expense for GAAP. Management excludes these non-cash expenses from Economic Income, as it does not consider it to be reflective of our economic borrowing costs.
(6) Adjustment to exclude depreciation, amortization, and losses on fixed assets, as management does not consider these items to be reflective of our operating performance. Impairment of right-of-use lease assets is excluded from Economic Income at the time impairment is recognized for GAAP and the impact is then amortized for Economic Income over the lease term. Further, rent expense is offset by subrental income. Additionally, recurring placement and related service fees are excluded, as management considers these fees a reduction in management fees, not an expense.
(7) Adjustment to exclude amounts attributable to the executive managing directors on their interests in the Sculptor Operating Group, as management reviews the operating performance of the Company at the Sculptor Operating Group level. The Company conducts substantially all of its activities through the Sculptor Operating Group.
(8) Adjustment to include short-term receivables from funds included within other assets on the GAAP balance sheet for which the Company has redeemed its investment and will receive cash.
(9) Adjustment to exclude investments in funds made on behalf of certain employees and executive managing directors, including deferred compensation arrangements.
(10) Adjustment to reduce the investments in CLOs by related financing, including CLO investments loans and principal outstanding on securities sold under agreements to repurchase.
(11) Represents principal outstanding of the debt obligations.

Non-GAAP and Other Measures
Economic Income is a non-GAAP measure of pre-tax operating performance that excludes the following from our results on a GAAP basis: noncontrolling interests, equity based compensation expense, net of cash settled RSUs, depreciation and amortization expenses, components of our other income (loss), non-cash interest expense accretion on debt, and amounts related to consolidated entities, in addition, expenses related to incentive income profit-sharing arrangements are generally recognized at the same time the related incentive income revenue is recognized. The fair value of RSUs that are settled in cash to employees or executive managing directors, where the number of RSUs to be settled in cash is not certain at the time of grant, is included as an expense at the time of settlement. Where the number of RSUs to be settled in cash is certain on the grant date, the expense is recognized during the performance period to which the award relates. Similarly, deferred cash compensation is expensed in full during the performance period to which the award relates for Economic Income, rather than over the service period for GAAP. Further, impairment of right-of-use lease assets is excluded from Economic Income at the time the impairment is recognized for GAAP and the impact is then amortized over the lease term for Economic Income. Additionally, rent expense is offset by subrental income as management evaluates rent expenses on a net basis.
Distributable Earnings is a non-GAAP measure of operating performance that equals Economic Income less amounts payable for taxes and tax receivable agreement and dividends accrued on the Preferred Units (whether paid or deferred). Economic Income and certain balance sheet measures presented on page 8 exclude the adjustments described above that are required for presentation of the Company's results and financial positions on a GAAP basis. Payable for taxes and tax receivable agreement presents the total estimated GAAP provision for current corporate, local and foreign taxes payable, as well as the current payable under the Company’s tax receivable agreement, assuming that all Economic Income was allocated to Sculptor Capital Management, Inc., which would occur following the exchange of all interests held by current and former executive managing directors in the Sculptor Operating Group (collectively, "Partner Units") for Class A Shares. The current tax provision and current payable under the tax receivable agreement reflect the benefit of tax deductions that are excluded when calculating Distributable Earnings, such as equity-based compensation expenses, legal settlements expenses, tax goodwill and various other items impacting the Company’s taxable income. Management believes that using the estimated current tax provision and current payable under the Company’s tax receivable agreement more accurately reflect earnings that are available to be distributed to shareholders.

For purposes of calculating Distributable Earnings per Share, the Company assumes that all Partner Units and Class A Restricted Share Units ("RSUs"), except for RSUs that will be settled in cash, and Class A Restricted shares (“RSAs”), subject to service condition only, have been converted on a one-to-one basis into Class A Shares and warrants are included on a treasury stock basis (collectively, "Fully Diluted Shares"). As of June 30, 2022, there were 5,412,858 Group P Units, 3,647,142 RSAs subject to both market and service conditions, and 800,000 performance-based restricted share units ("PSUs") outstanding. Group P Units, RSAs subject to both market and service conditions, and PSUs do not participate in the economics of the Company until certain service and market-performance conditions are met; therefore, the Company will not include the Group P Units, RSAs subject to market condition, or PSUs in Fully Diluted Shares until such market-performance conditions are met. As of June 30, 2022, the market-performance conditions for outstanding instruments had not yet been met.

These non-GAAP measures should not be considered as alternatives to the Net Loss Attributable to Class A Shareholders or cash flow from operations, or as indicative of liquidity or the cash available to fund operations. You are encouraged to evaluate each of these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the Company's non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in such presentations. The Company's non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Management uses Economic Income and Distributable Earnings, among other financial information, as the basis on which it evaluates the financial performance of the Company and makes resource allocation and other operating decisions, as well as to determine the earnings available to distribute as dividends to holders of the Company's Class A Shares and to the Company's executive managing directors.

Management uses adjusted net assets as a measure of the Company’s net debt position to evaluate the Company’s liquidity and organizational health. Management considers it important that investors review the same operating information that it uses. These measures are presented to provide a more comparable view of the Company's operating results year-over-year and the Company believes that providing these measures on a supplemental basis to the Company's GAAP results is helpful to shareholders in assessing the overall performance of the Company's business.

Assets Under Management (or “AUM”) refers to the assets for which we provide investment management, advisory or certain other investment-related services. Specifically:
a.AUM for our multi-strategy and opportunistic credit funds is generally based on the net asset value of those funds plus any unfunded commitments, if applicable. AUM is reduced for unfunded commitments that will be funded through transfers from other funds.
b.AUM for Institutional Credit Strategies is generally based on the amount of equity outstanding for CLOs and CBOs (during the warehouse period) and the par value of the collateral assets and cash held (after warehouse period). For aircraft securitization vehicles, AUM is based on the adjusted portfolio appraisal values for the aircraft collateral within the securitization. AUM is reduced for any investments in these CLOs and securitization vehicles held by our other funds. AUM also includes the net asset value of other investment vehicles within this strategy.
c.AUM for our real estate funds is generally based on the amount of capital committed by our fund investors during the investment period and the amount of actual capital invested for periods following the investment period. AUM is reduced for unfunded commitments that will be funded through transfers from other funds.
d.AUM for our special purpose acquisition company (“SPAC”) sponsored by us includes the proceeds raised in the initial public offering that are currently held in a trust for use in a business combination.

AUM includes amounts that are not subject to management fees, incentive allocation or other amounts earned on AUM, including without limitation, investments by the Company, its executive managing directors, employees and certain other related parties. Our calculation of AUM may differ from the calculations of other asset managers, and as a result, may not be comparable to similar measures presented by other asset managers. Our calculations of AUM are not based on any definition set forth in the governing documents of the investment funds and are not calculated pursuant to any regulatory definitions.
Fee Paying Assets Under Management (or “FP AUM”) refers to the AUM on which we earn management fees and/or incentive income.
Accrued but Unrecognized Incentive Income (or “ABURI”) is the amount of incentive income accrued at the fund level on our longer-term AUM that has not yet been recognized in our revenues. These amounts may ultimately not be recognized as revenue by us in the event of future losses in the respective funds. ABURI from longer-term AUM generally comprises the following:
▪Multi-strategy ABURI is derived from clients in the three-year liquidity tranche, where incentive income other than tax distributions will be recognized at the end of each client’s three-year period.
▪Opportunistic credit ABURI is derived from three sources:
–Clients in the three-year and four-year liquidity tranches of an open-end opportunistic credit fund, where incentive income other than tax distributions will be recognized at the end of each client’s three-year or four-year period.
–Long-dated closed-end opportunistic credit funds, where incentive income will be recognized during each fund’s harvest period after invested capital and a preferred return has been distributed to the clients, other than tax distributions.
–The Customized Credit Focused Platform, where incentive income is recognized at the end of a multi-year term; previously crystallized on December 31, 2020, other than tax distributions.
▪Real Estate ABURI is derived from long-dated real estate funds, where incentive income will start to be recognized following the completion of each fund’s investment period as investments are realized and after invested capital and a preferred return has been distributed to the clients other than tax distributions.
~~▪~~Certain ABURI amounts will generally have compensation expense (on an Economic Income Basis) that will reduce the amount ultimately realized on a net basis. Compensation expense relating to ABURI from our real estate funds is generally recognized at the same time the related incentive income revenue is recognized as the compensation is structured as carried interest in these vehicles. Compensation expense relating to ABURI generated from our multi-strategy funds and opportunistic credit funds is generally recognized in the fourth quarter of the year the underlying fund performance is generated which may not occur at the same time that the related revenues are generated.

Fund Information - Footnotes
(a) Past performance is not indicative of future results. The return information reflected in these tables represents, where applicable, the composite performance of all feeder funds that comprise each of the master funds presented. Gross return information is generally calculated using the total return of all feeder funds, net of all fees and expenses except management fees of such feeder funds and master funds and incentive income allocated to the general partner of the funds, and the returns of each feeder fund include the reinvestment of all dividends and other income. Net return information is generally calculated as the gross returns less management fees and incentive income allocated to the general partner of the funds. Return information that includes investments in certain funds that the Company, as investment manager, determines lack a readily ascertainable fair value, are illiquid or should be held until the resolution of a special event or circumstance ("Special Investments") excludes incentive income allocated to the general partner of the funds on unrealized gains attributable to such investments, which could reduce returns on these investments at the time of realization. Special Investments and initial public offering investments are not allocated to all investors in the funds, and investors that were not allocated Special Investments and initial public offering investments may experience materially different returns. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar.

(b) The annualized returns since inception are those of the Sculptor Multi-Strategy Composite, which represents the composite performance of all accounts that were managed in accordance with the Company's broad multi-strategy mandate that were not subject to portfolio investment restrictions or other factors that limited the Company's investment discretion since inception on April 1, 1994.

Performance is calculated using the total return of all such accounts net of all investment fees and expenses of such accounts, and the returns include the reinvestment of all dividends and other income. The performance calculation for the Sculptor Master Fund excludes realized and unrealized gains and losses attributable to currency hedging specific to certain investors investing in Sculptor Master Fund in currencies other than the U.S. Dollar. For the period from April 1, 1994 through December 31, 1997, the returns are gross of certain overhead expenses that were reimbursed by the accounts. Such reimbursement arrangements were terminated at the inception of the Sculptor Master Fund on January 1, 1998. The size of the accounts comprising the composite during the time period shown vary materially. Such differences impacted the Company's investment decisions and the diversity of the investment strategies followed. Furthermore, the composition of the investment strategies the Company follows is subject to its discretion, has varied materially since inception and is expected to vary materially in the future.

The returns for the Sculptor Master Fund exclude Special Investments. Special Investments in the Sculptor Master Fund are held by investors representing a small percentage of AUM in the fund. Inclusive of these Special Investments, the returns of the Sculptor Master Fund for six months ended June 30, 2022 were -12.2% gross and -12.8% net, for year ended December 31, 2021 were 8.5% gross and 5.7% net, for six months ended June 30, 2021 were 8.3% gross and 6.1% net, and annualized since inception through June 30, 2022 were 15.4% gross and 10.6% net. As of June 30, 2022, the annualized returns since the Sculptor Master Fund’s inception on January 1, 1998 were 12.5% gross and 8.2% net excluding Special Investments and 12.2% gross and 8.1% net inclusive of Special Investments.

Sharpe Ratio is a measure of the risk-adjusted return of the Fund, or benchmark, as applicable. The Sharpe Ratio is calculated by subtracting the annualized risk-free rate from the annualized portfolio return, and dividing that amount by the standard deviation of the portfolio's monthly returns in excess of the risk-free rate. The risk-free rate of return used in computing the Sharpe Ratio is the 1-month LIBOR compounded monthly throughout the periods presented.

(c) Source: Bloomberg, HFRI. The comparison shows the returns of the MSCI World Gross Local Index (GDDLWI Index), the Balanced US 60/40 Index (VBINX US Equity) and the HFRI Fund Weighted Composite Index (HFRIFWI Index (the “Broader Market Indices”) against the Multi-Strategy Composite. The HFRIFWI returns are presented net of fees of the constituent funds. This comparison is intended solely for illustrative purposes to show a historical comparison of the Master Fund Composite to the broader markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Master Fund or the Feeder Funds will perform relative to the Broader Market Indices in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in the Master Fund Composite and will therefore have different risk and reward profiles.

(d) The returns for the Sculptor Credit Opportunities Master Fund exclude Special Investments. Special Investments in the Sculptor Credit Opportunities Master Fund are held by investors representing a small percentage of AUM in the fund. Inclusive of these Special Investments, the returns of the Sculptor Credit Opportunities Master Fund for six months ended June 30, 2022 were -2.4% gross and -2.8% net, for year ended December 31, 2021 were 22.3% gross and 17.3%, for six months ended June 30, 2021 were 14.6% gross and 11.8% net, and annualized since inception through June 30, 2022 were 12.9% gross and 9.1% net.

(e) Source: Bloomberg, HFRX. The comparison shows the returns of the ICE BofAML Global High Yield Index (HW00) and HFRX Fixed Income Credit Index (HFRXFIC) (the “Broader Market Indices”) against Sculptor Credit Opportunities Master Fund. The HFRXFIC returns are presented net of fees of the constituent funds. The comparisons are intended solely for illustrative purposes to show a historical comparison of the Sculptor Credit Opportunities Master Fund to the broader credit markets, as represented by the Broader Market Indices, and should not be considered as an indication of how Sculptor Credit Opportunities Master Fund will perform relative to the Index in the future. There can be no assurance any such trends would persist in the future. Assets and securities contained within the Broader Market Indices are different than the assets held in Sculptor Credit Opportunities Master Fund and will therefore have different risk and reward profiles.

(f) Gross IRR for the Company's real estate funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the aggregated investments as of June 30, 2022, including the fair value of unrealized and partially realized investments as of such date, together with any unrealized appreciation or depreciation from related hedging activity. Gross IRR is not adjusted for estimated management fees, incentive income allocated to the general partner of the fund or other fees or expenses to be paid by the fund, which would reduce the return.

(g) Net IRR is calculated as described in footnotes (f) and (l), but is reduced by management fees and for the real estate funds other fund-level fees and expenses not adjusted for in the calculation of gross IRR. Net IRR is further reduced by accrued and paid incentive income allocated to the general partner of the fund, which will be payable upon the distribution of each fund's capital in accordance with the terms of the relevant fund. Accrued incentive income allocated to the general partner of the fund may be higher or lower at such time. The net IRR represents a composite rate of return for a fund and does not reflect the net IRR specific to any individual investor.

(h) Includes transfers between Sculptor funds.

(i) Appreciation (depreciation) reflects the aggregate net capital appreciation (depreciation) for the entire period and is presented on a total return basis, net of all fees and expenses (except incentive income allocated to the general partner of the fund on unrealized Special Investments), and includes the reinvestment of all dividends and other income. Management fees and incentive income allocated to the general partner of the fund vary by product.

(j) Includes the effects of changes in the par value of the underlying collateral of the CLOs, foreign currency translation changes in the measurement of AUM of our European CLOs and other funds, and changes in the portfolio appraisal value for aircraft securitization vehicles. For FP AUM, this also includes movements in or out of FP AUM.

(k) Represents funded capital commitments net of recallable distribution to investors.

(l) Gross internal rate of return ("IRR") for the Company's closed-end opportunistic credit funds represents the estimated, unaudited, annualized return based on the timing of cash inflows and outflows for the fund as of June 30, 2022, including the fair value of unrealized investments as of such date, together with any appreciation or depreciation from related hedging activity. Gross IRR does not include the effects of management fees or incentive income allocated to the general partner of the fund, which would reduce the return, and includes the reinvestment of all fund income.

(m) Gross multiple of invested capital ("MOIC") for the Company's closed-end opportunistic credit funds is calculated by dividing the sum of the net asset value of the fund, accrued incentive income allocated to the general partner of the fund, life-to-date incentive income allocated to the general partner of the fund and management fees paid and any non-recallable distributions made from the fund by the invested capital.

(n) These funds have concluded their investment periods, and therefore the Company expects AUM for these funds to decrease as investments are sold and the related proceeds are distributed to the investors in these funds.

(o) An investment is considered partially realized when the total amount of proceeds received, including dividends, interest or other distributions of income and return of capital, represents at least 50% of invested capital.

(p) Invested capital represents total aggregate contributions made for investments by the fund.

(q) Total value represents the sum of realized distributions and the fair value of unrealized and partially realized investments as of June 30, 2022. Total value will be impacted (either positively or negatively) by future economic and other factors. Accordingly the total value ultimately realized will likely be higher or lower than the amounts presented as of June 30, 2022.

(r) Gross MOIC for the Company's real estate funds is calculated by dividing the value of a fund's investments by the invested capital, prior to adjustments for incentive income allocated to the general partner of the fund, management fees or other expenses to be paid by the fund.

(s) This fund has invested less than half of its committed capital or is in the first year of deployment; therefore, IRR and MOIC information is not presented, as it is not meaningful.

(t)Customized Credit Focused Platform - Footnotes
Weighted Average Returns: Weighted Average Returns reflect the total profit & loss divided by the weighted average capital base for the period.
Gross IRR represents estimated, unaudited, annualized pre-tax returns based on the timing of cash inflows and outflows from contributions into and distributions from the Platform to its fee paying investors (excluding management fees incurred by the Platform and incentive income allocated to the general partner of the fund).
Net IRR is the gross IRR adjusted to reflect actual management fees incurred by the Platform and incentive income allocated to the general partner of the fund.
Net Invested Capital Multiple: Given the Platform has an active liquid investment program, a key element of which includes ramping up and ramping down depending on market conditions - much of which has recently been deployed - this is a multiple measuring the current net asset value over the Net Invested Capital, where Net Invested Capital represents cumulative contributions less cumulative distributions.

Forward Looking Statements
This press release and earnings presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect the Company's current views with respect to, among other things, future events, its operations and its financial performance. The Company generally identifies forward-looking statements by terminology such as "outlook," "believe," "expect," "potential," "continue," "may," "will," "should," "could," "seek," "approximately," "predict," "intend," "plan," "estimate," "anticipate," "opportunity," "comfortable," "assume," "remain," "maintain," "sustain," "achieve," "see," "think," "position" or the negative version of those words or other comparable words.
Any forward-looking statements contained in this press release are based upon historical information and on the Company's current plans, estimates and expectations. The inclusion of this or other forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates or expectations contemplated by the Company will be achieved. The Company cautions that forward-looking statements are subject to numerous assumptions, estimates, risks and uncertainties including but not limited to the following: global economic, business, market and geopolitical conditions; the United Kingdom’s withdrawal from the European Union; poor investment performance of, or lack of capital flows into, the funds the Company manages; the Company’s investors’ right to redeem their investments from the Company’s funds on a regular basis; the highly variable nature of the Company’s revenues, results of operations and cash flows; difficult market conditions that could adversely affect the Company’s funds; counterparty default risks; ; the outcome of third-party litigation involving the Company; the consequences of the Foreign Corrupt Practices Act settlements with the SEC and the U.S. Department of Justice and any claims or negative publicity arising therefrom or from matters involving the Company’s founding CEO; conditions impacting the alternative asset management industry; the Company's ability to retain existing investor capital; the Company's ability to successfully compete for fund investors, assets, professional talent and investment opportunities; the Company's ability to retain its active executive managing directors, managing directors and other investment professionals; the Company's successful formulation and execution of its business and growth strategies; the Company's ability to appropriately manage conflicts of interest and tax and other regulatory factors relevant to its business; U.S. and foreign regulatory developments relating to, among other things, financial institutions and markets, government oversight, fiscal and tax policy; and assumptions relating to the Company's operations, investment performance, financial results, financial condition, business prospects, growth strategy and liquidity.
If one or more of these or other risks or uncertainties materialize, or if the Company’s assumptions or estimates prove to be incorrect, its actual results may vary materially from those indicated in these statements. These factors are not and should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and risks that are included in the Company’s filings with the SEC, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2021, dated February 25, 2022, and quarterly report on Form 10-Q for the quarter ended March 31, 2022, dated May 6, 2022, as well as may be updated from time to time in the Company’s other SEC filings. There may be additional risks, uncertainties and factors that the Company does not currently view as material or that are not known. The forward-looking statements contained in this press release are made only as of the date of this press release. The Company does not undertake to update any forward-looking statement because of new information, future developments or otherwise except as may be required by law. This press release does not constitute an offer of any Sculptor Capital fund.
The Company files annual, quarterly and current reports, proxy statements and other information required by the Exchange Act of 1934, as amended, with the SEC. The Company makes available free of charge on its website (www.sculptor.com) its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendment to those filings as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The Company also uses its website to distribute company information, including AUM by investments strategy, and such information may be deemed material. Accordingly, investors should monitor the Company's website, in addition to its press releases, SEC filings and public conference calls and webcast.